Exhibit 99.1

PRESS RELEASE

Media Contact:

Kurt Wulff

kwulff@relivinc.com

636-733-1433

Reliv International Names Ryan Montgomery Chief Executive Officer

CHESTERFIELD, MO, June 6, 2018 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promotes optimal health, today announced that its Board of Directors has appointed Ryan A. Montgomery to the position of Chief Executive Officer, effective June 6, 2018. Robert L. Montgomery, Reliv’s current CEO, will continue to serve as Chairman of Reliv’s Board.

In his new position, Ryan Montgomery will manage the overall operations and resources of Reliv International while also setting the strategy and fresh vision for the company as it moves into its third decade.

“Robert Montgomery has been CEO for 30 years, and I look forward to leading Reliv International into the future by building onto the strong foundation he and my mother, Sandy Montgomery, built together,” said Ryan Montgomery. “Reliv has achieved many successes and has changed lives with its products and business opportunity for three decades around the world, and going forward, we will work to not only remain competitive and relevant, but we aim to modernize Reliv to become leaders of the wellness and direct sales industries. I’m committed to Reliv’s established core values and principles and the culture that has been built, and I’m eager and motivated to see Reliv evolve and enhance every facet of the company from the product line to the distributor experience.”

Ryan joined Reliv as Corporate Counsel in 1999, establishing the Compliance Department and assisting international expansion and development. In 2003, he moved to the Sales Department and was responsible for developing sales strategy worldwide. Ryan was named President of Reliv International, Inc. in 2012. He graduated from Vanderbilt University in 1995 with a BA in Economics and earned his law degree from St. Louis University in 1999.

“Ryan has spent nearly two-thirds of his life involved with Reliv in many different capacities from operations, legal and sales,” said Robert Montgomery. “He is the ideal candidate to lead Reliv International to great heights using his experience, passion, commitment and leadership talent.”

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.